Exhibit 10.2

ASSET PURCHASE AGREEMENT

dated as of May 16, 2005

among

AURORA BROADCASTING, INC.,

SINCLAIR PROPERTIES, LLC

and

WEMT LICENSEE L.P.

TABLE OF CONTENTS

SECTION 1:	CERTAIN DEFINITIONS
1.1.	Terms Defined in this Section
1.2.	Terms Defined Elsewhere in this Agreement
1.3.	Rules of Construction
SECTION 2:	SALES AND TRANSFER OF ASSETS; ASSET VALUE
2.1.	Agreement to Sell and Transfer
2.2.	Excluded Assets
2.3.	Purchase Price
2.4.	Assumption of Liabilities and Obligations
SECTION 3:	REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1.	Organization and Authority of Sellers
3.2.	Authorization and Binding Obligation
3.3.	Absence of Conflicting Agreements; Consents
3.4.	Governmental Licenses
3.5.	Real Property
3.6.	Tangible Personal Property
3.7.	Contracts
3.8.	Intangibles
3.9	Title to Properties
3.10.	Financial Statements
3.11.	Taxes
3.12.	Insurance
3.13.	Reports
3.14.	Personnel and Employee Benefits
3.15.	Claims and Legal Actions
3.16.	Environmental Compliance
3.17.	Compliance with Laws
3.18.	Absence of Certain Changes or Events
3.19.	Broker
3.20.	Transactions with Affiliates

i

SECTION 4:	REPRESENTATIONS AND WARRANTIES OF AURORA
4.1.	Organization, Standing and Authority
4.2.	Authorization and Binding Obligation
4.3.	Absence of Conflicting Agreements and Required Consents
4.4.	Brokers
4.5.	Availability of Funds
4.6.	Qualifications of Buyer
4.7.	WARN Act
4.8.	Defined Contribution Plan
SECTION 5:	OPERATION OF THE STATION PRIOR TO CLOSING
5.1.	Contracts
5.2.	Compensation
5.3.	Encumbrances
5.4.	Dispositions
5.5.	Access to Information
5.6.	Insurance
5.7.	FCC Licenses
5.8.	Obligations
5.9.	No Inconsistent Action
5.10.	Maintenance of WEMT License Assets
5.11.	Consents
5.12.	Books and Records
5.13.	Notification
5.14.	Compliance with Laws
5.15.	Preservation of Business
5.16.	Normal Operations
SECTION 6:	SPECIAL COVENANTS AND AGREEMENTS
6.1.	FCC Consent
6.2.	Risk of Loss
6.3.	Confidentiality
6.4.	Cooperation

6.5.	Control of the Station
6.6.	Allocation of Purchase Price
6.7.	Access to Books and Records after Closing
6.8.	Employee Matters
6.9.	Public Announcements
6.10.	Schedules
6.11.	Bulk Sales Law
6.12.	Adverse Developments
6.13.
6.14.
6.15.	Non-Solicitation
6.16.	Network Discussions
6.17.	Special Purpose Entity
6.18.	SBG Guaranty
6.19.	BlueStone Guaranty
SECTION 7:	CONDITIONS TO OBLIGATIONS OF AURORA AND SELLERS
7.1.	Conditions to Obligations of Aurora
7.2.	Conditions to Obligations of Sellers
SECTION 8:	CLOSING AND CLOSING DELIVERIES
8.1.	Closing
8.2.	Deliveries by Sellers
8.3.	Deliveries by Aurora
SECTION 9:	TERMINATION
9.1.	Termination by Mutual Consent
9.2.	Termination by Seller
9.3.	Termination by Aurora
9.4.	Rights on Termination
9.5.	Attorney’s Fees
9.6.	Survival
SECTION 10:	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

10.1.	Survival of Representations
10.2.	Indemnification by Sellers
10.3.	Indemnification by Aurora
10.4.	Procedure for Indemnification
10.5.	Certain Limitations
10.6.	Tax Treatment of Indemnity Payments
SECTION 11:	MISCELLANEOUS
11.1.	Fees and Expenses; Transfer Taxes
11.2.	Notices
11.3.	Benefit and Binding Effect
11.4.	Further Assurances
11.5.	GOVERNING LAW
11.6.	Entire Agreement
11.7.	Waiver of Compliance; Consents
11.8.	Headings
11.9.	Counterparts
11.10.	Specific Performance
11.11.	Purchased Assets

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of May 16, 2005 (the “Effective Date”), between Aurora Broadcasting, Inc., a Delaware corporation (“Aurora”), Sinclair Properties, LLC, a Virginia limited liability company (“Sinclair”) and WEMT Licensee L.P., a Virginia limited partnership (“Licensee” and together with Sinclair, “Sellers”).

R E C I T A L S:

WHEREAS, Licensee owns the FCC Licenses (as defined below) of analog television broadcast station WEMT (TV) and digital television broadcast Station WEMT-DT, both serving Greenville, Tennessee (together, the “Station”) and Sellers own certain assets described in more detail in Section 2 of this Agreement used in connection with the operation of the Station; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment, and transfer by Sellers to Aurora of the WEMT License Assets (as defined below) as provided by the terms and conditions of this Agreement; and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, (i) Sinclair is entering into an asset purchase agreement (the “BlueStone Purchase Agreement”) with BlueStone Television, Inc. (“BlueStone”) to sell, assign and transfer to BlueStone certain non-license assets of the Station, and (ii) Sellers are entering into a Joint Sales and Shared Services Agreement (“JSA”) with Appalachian Broadcasting Corporation (“Appalachian”), an Affiliate of BlueStone, pursuant to which Appalachian will make certain of the Purchased Assets (as defined below) which it will acquire from BlueStone, and certain services and personnel, available to Sellers for the day to day operation of the Station pending the Closing (as defined below).

A G R E E M E N T S:

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1:  CERTAIN DEFINITIONS

1.1                                 Terms Defined in this Section.  The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Accounts Receivable” means the rights of Sellers as of the Closing Date to payment in cash for the sale of advertising time and other goods and services by the Station prior to the Closing Date.

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person; and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner, and (iii) a Person shall be deemed to control any limited liability company of which such Person is a managing member.

“Assignment Applications” shall mean applications to be filed by Aurora and Licensee with the FCC requesting its consent to the assignment of the FCC Licenses from Licensee to Aurora.

“Assumed Contracts” means (a) all Contracts set forth on Schedule 3.7, (b) the Fox Affiliation Agreement, (c) the Tower Space Lease Agreement,  (d) any other Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Aurora agrees in writing to assume, and (e) other Contracts entered into by Sellers between the date of this Agreement and the Closing Date in compliance with Section 5, provided, however, that Assumed Contracts shall not include any of the Excluded Contracts or any Contracts assumed by BlueStone under the BlueStone Purchase Agreement.

“Closing” means the consummation of the sale and acquisition of the WEMT License Assets pursuant to this Agreement on the Closing Date in accordance with the provisions of Section 8.1.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Consents” means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the WEMT License Assets to Aurora or otherwise to consummate the transactions contemplated by this Agreement.

“Contaminant” shall mean and include any pollutant, contaminant, hazardous substance or material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof, except the term “Contaminant” shall not include small quantities of maintenance, and cleaning customary for the operation of television stations and maintained in compliance with all Environmental Laws in the ordinary course of business.

“Contracts” means all contracts, consulting agreements, employment agreements, non-governmental licenses and other agreements, commitments or instruments (including leases, subleases and licenses of personal or real property), written or oral (including any amendments and other modifications thereto) to which Sellers are a party or that are binding upon Sellers, that relate to or affect the WEMT License Assets, and that either (a) are in effect on the date of this Agreement, including, without limitation, those listed on Schedule 3.7 hereto, or (b) are entered into by any Seller between the date of this Agreement and the Closing Date.

“Effective Time” means 12:01 a.m., Eastern time, on the Closing Date.

“Environmental Laws” shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any governmental agency interpretation, policy or guidance, including without limitation applicable safety/environmental/health laws such as but not limited to the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any permit, order, directive, court ruling or order or consent decree applicable to or affecting the Real Property or any other property (real or personal) used by or relating to the Station promulgated or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, disposal, remediation or removal of Contaminants or otherwise regulates the protection of health and the environment including, but not limited to, any of the following activities, whether on site or off site if such could materially adversely affect the site:  (i) the emission, discharge, release, spilling or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with the Sellers would be deemed a single employer within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(i).

“Excluded Tangible Personal Property” means (i) the Tangible Personal Property listed on Schedule 3.6(b) under the heading “Excluded Tangible Personal Property”, (ii) any tangible personal property not located on or about the Real Property and used primarily in the operation of any television broadcast station owned, operated or programmed by Sellers or any Affiliate of Sellers, other than the Station, (iii) any tangible personal property located at 2000 W. 41st Street, Baltimore, Maryland 21211 or 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 in the ordinary course, and (iv) the Purchased Assets.

“Final Action” shall mean an action by the FCC upon the Station’s license renewal application, which action has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal, request for stay or other judicial administrative review is pending and as to which action the time period for filing any such protest, petition, appeal, request or review and the time period during which the FCC may reconsider or review such action on its own authority have expired.

“Fox Affiliation Agreement” means the Station Affiliation Agreement between Fox Broadcasting Company, on behalf of itself, Fox Children’s Network, Inc., and Fox News Network, L.L.C., and Licensee, dated July 1, 2002, as may be extended, revised, amended or superceded as described on Schedule 6.16.

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC granting its consent to the Assignment Applications without imposing any materially adverse term or condition not imposed on television license holders generally and not existing on the date hereof upon the holder thereof, except conditions imposed on a party as the result of a circumstance, the existence of which constitutes a breach by that party of any of its representations, warranties or covenants hereunder.

“FCC Licenses” means those Licenses issued by the FCC to the Sellers in connection with the business and operations of the Station.

“Final Order” shall mean an action by the FCC upon the Assignment Applications which action has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal or request for stay is pending, and as to which action the time for filing of any such protest, petition, appeal or request and any normal period during which the FCC may reconsider or review such action on its own authority has expired.

“GAAP” means generally accepted accounting principals in the United States, consistently applied in accordance with past practices.

“Governmental Authority” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality and any court, tribunal or judicial or arbitral body, whether federal, state or local, including the FCC and the Federal Aviation Administration.

“Intangibles” means all copyrights, trademarks, trade names, domain names, service marks, service names, licenses, patents, trade secrets, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and that are used in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

“Knowledge” or any derivative thereof with respect to the Sellers means the actual knowledge of the President and Chief Executive Officer or the Chief Financial Officer of the

Sellers or SBG, and any other employee of the Sellers or SBG designated as a “vice president” or the General Manager, Business Manager or Chief Engineer of the Station.

“Laws” means any federal, state, local, municipal, foreign, international, multi-national, self-regulatory organization, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, by-laws, or the like.

“Leased Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by Sellers and used in the business or operation of the Station.

“License Renewal” means the application filed with the FCC with respect to the FCC Licenses seeking renewal of the FCC Licenses has become a Final Action.

“Licenses” means all licenses, permits, construction permits and other authorizations issued by any Governmental Authority to Sellers currently in effect and used in connection with the conduct of the business or operations of the Station, together with any additions (including, renewals or modifications of such licenses, permits and authorizations and applications therefor) thereto between the date of this Agreement and the Closing Date.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, conditional sales agreements, claim, charge, or other lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property.

“Loss” means, with respect to any Person, any and all costs or expenses, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, interest, deficiencies, causes of action, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, suffered, paid or incurred by such Person.

“Market Cable Systems” shall mean all U.S. cable television systems located within any particular Station’s market, as defined in Section 76.55 of the FCC regulations.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, operations or financial condition of the Station, taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the national television broadcast industry, (b) general conditions in the market in which the Station operates, or (c) circumstances that are not likely to recur and which circumstances (as well as any consequences thereof) have been substantially remedied.

“Owned Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto owned by Sellers and used in the business or operations of the Station.

“Permitted Encumbrances” means (a) encumbrances of a landlord, or other statutory lien not yet due and payable, or a landlord’s liens arising in the ordinary course of business, (b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of the Contracts set forth on the Schedules, which Contracts have been delivered to Aurora, (c) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers’ books in accordance with generally accepted accounting principles, or (d) encumbrances that do not materially detract from the value of any of the WEMT License Assets or materially interfere with the use thereof as currently used.

“Person” means an individual, corporation, association, partnership, limited partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

“Purchased Assets” means the assets defined as the “Purchased Assets” under the BlueStone Purchase Agreement.

“Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto, whether or not owned, leased or held by Sellers and used in the business or operations of the Station.

“Real Property Interests” means all interests in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by Sellers that are used in the business or operations of the Station, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date.

“SBG” means Sinclair Broadcast Group, Inc.

“Seller Party” means either of the Sellers, SBG or any Affiliate of SBG, to the extent such Person is a party to an Assumed Contract.

“Tangible Personal Property” means all property listed on Schedule 3.6(a), together with any and all additions or improvements thereto, substitutions therefor or replacements thereof acquired by Sellers between the date of this Agreement and the Closing Date for which Sellers have been reimbursed under the JSA.

“Tax” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor or by Contract, or otherwise), together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any governmental authority with respect to any Tax.

“Tower Space Lease Agreement” means the Tower Space Lease Agreement, dated February 21, 1997, for the translator site located at Walker Mountain in Virginia, as amended by Amendment No. 1 dated April 25, 2003.

“WEMT License Assets” means the assets to be transferred or otherwise conveyed by Sellers to Aurora under this Agreement, as specified in Section 2.1.

1.2.                              Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Assumed Liabilities	Section 2.4
Aurora	Preamble
Balance Sheet Date	Section 3.10
Benefit Arrangement	Section 3.14 (a)(v)
Benefit Plans	Section 3.14(a)(ii)
BlueStone Purchase Agreement	Preamble
Claimant	Section 10.4
Deferred Consent	Section 5.11(b)
Employees	Section 3.14(a)
Extension Payment	Section 9.2
FCC Employees	Section 6.8(a)
Financial Statements	Section 3.10
Indemnity Cap	Section 10.5
Indemnifying Party	Section 10.4
JSA	Preamble
Licensee	Preamble
Multiemployer Plan	Section 3.14(a)(ii)
Outside Date	Section 9.2
Pension Plan	Section 3.14(a)(iii)
Purchase Price	Section 2.3
Retained Liabilities	Section 2.4
Sellers	Preamble
Sinclair	Preamble
Station	Recitals
Tenth Anniversary Date	Section 9.2
Threshold Amount	Section 10.5
Transferred Employees	Section 6.10
Welfare Plan	Section 3.14(a)(i)

1.3.                              Rules of Construction.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires.  Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the terms “Seller” or “Sellers” shall include and mean, as applicable, the applicable Seller or Sellers individually and not just the Sellers collectively or as a group.  As used in this Agreement, the word “including” is not limiting and the word “or” is not exclusive.  Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit, or Schedule is a reference to a Section of this Agreement, an Exhibit, or a Schedule hereto, as the case may be, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 2:  SALE AND TRANSFER OF ASSETS; ASSET VALUE

2.1.                              Agreement to Sell and Transfer.  Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to transfer, convey, assign, and deliver to Aurora on the Closing Date, and Aurora agrees to acquire, free and clear of any Liens (except for Permitted Encumbrances), all of Sellers’ right, title, and interest in and to the following:

(a)                                  the Tangible Personal Property;

(b)                                 the Tower Space Lease Agreement (if then in effect);

(c)                                  the FCC Licenses;

(d)                                 the Assumed Contracts;

(e)                                  the Intangibles, including the goodwill of the Station, if any;

(f)                                  all of Sellers’ proprietary information, technical information, engineering data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the FCC, in each case to the extent relating to the business and operation of the Station, but excluding the Purchased Assets;

(g)                               all claims, causes of action, choses in action, rights of recovery, rights of set-off or recoupment of or available to Sellers relating to the WEMT License Assets to the extent they relate to the period after the Effective Time; and

(h)                                 all books of account and other records relating to the business or operations of the WEMT License Assets, including executed copies (if available) of the Assumed Contracts, programming information, employment records (to the extent permitted by applicable law), customer files, lists, plats, purchase and sales records, advertising records, creative materials, advertising and promotional material, in each case to the extent relating to the business or the operation of the WEMT License Assets, and all records required by the FCC to be kept by the Station.

2.2.                              Excluded Assets.  The WEMT License Assets shall exclude the following (collectively, the “Excluded Assets”), as the same may exist at the Effective Time:

(a)                                  Sellers’ cash, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of Sellers;

(b)                                 any insurance policies, promissory notes, amounts due to Sellers from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; provided, that in the event Sellers are obligated to assign to Aurora the proceeds of any such insurance policy at the time the Closing occurs under Section 6.3, such proceeds shall be included in the WEMT License Assets;

(c)                                  any pension, profit-sharing, or employee benefit plans, including all of Sellers’ interest in any Welfare Plan, Pension Plan or Benefit Arrangement (each as defined in Section 3.14(a));

(d)                                 all Tangible Personal Property disposed of or consumed in the ordinary course of business as permitted by this Agreement;

(e)                                  all Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, all of Sellers’ organizational documents, corporate books and records (including minute books, operating agreements and partnership agreements) and originals of account books of original entry, all records of Sellers relating to the sale of the WEMT License Assets or the Purchased Assets, and all records and documents related to any other Excluded Assets;

(f)                                    any interest in and to any refunds of federal, state, or local franchise, income, or other Taxes for periods (or portions thereof) ending on or prior to the Closing Date;

(g)                               Accounts Receivable (which shall be subject to the JSA);

(h)                                 all rights and claims of Sellers whether mature, contingent, or otherwise, whether in tort, contract, or otherwise, against third parties relating to the WEMT License Assets arising prior to the Closing Date; other than rights and claims against third parties relating to the WEMT License Assets which have as their basis loss, damage or impairment of or to any of the WEMT License Assets and which loss, damage or impairment has not been restored or repaired prior to the Closing, or in the case of a lost WEMT License Asset, that would have been acquired but for such loss;

(i)                                     any Contracts which are not Assumed Contracts, including those which are listed on Schedule 2.2(i) (the “Excluded Contracts”);

(j)                                     all of each Sellers’ deposits and prepaid expenses;

(k)                                  all rights of Sellers under or pursuant to this Agreement or the JSA (or any other agreements contemplated hereby or thereby);

(l)                                     all rights to the names Sinclair, Sinclair Broadcast Group, Sinclair Properties, and any logo or variation thereof and goodwill associated therewith;

(m)                               the Excluded Tangible Personal Property;

(n)                                 all assets owned by the Sellers and not located on or about the Real Property and used in connection with the operations of television broadcast stations other than the Station; and

(o)                                 all shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by Sellers; and

(p)                                 the Purchased Assets.

2.3.                              Purchase Price.  The purchase price of the WEMT License Assets (the “Purchase Price”) shall be One Million Four Hundred Thousand Dollars ($1,400,000.00) (less the Extension Payment, if paid by Aurora).  The Purchase Price shall be paid by Aurora to Sellers at the Closing by wire transfer.

2.4.                              Assumption of Liabilities and Obligations.

(a)                                  As of the Closing Date, subject to Section 2.4(b), Aurora shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Assumed Contracts, or as otherwise specifically provided for herein, but only to the extent that the obligations and liabilities on account thereof relate to the time after the Effective Time (the “Assumed Liabilities”).

(b)                                 Notwithstanding Section 2.4(a), for the avoidance of doubt, Aurora shall not assume any obligation or liability of Sellers, and Sellers shall retain all liabilities and obligations of Sellers, known or unknown, fixed or contingent, other than the obligations and liabilities expressly assumed by Aurora under Section 2.4(a), including without limitation, the following (the “Retained Liabilities”):

(i)                                  all liabilities and obligations relating to or arising from the Excluded Assets, including any obligation or liability under any Contract not constituting an Assumed Contract;

(ii)                               all liabilities for Taxes arising from the transfer of the WEMT License Assets under this Agreement or otherwise attributable to the business or operation of the Station for any period prior to the Closing Date;

(iii)                            all fees and expenses incurred by Sellers in connection with the transactions contemplated hereby, including legal, accounting, consulting, brokers, investment banking and other professional fees and expenses;

(iv)                           the dollar amount of all unpaid medical and health claims of Employees arising prior to the Closing Date;

(v)                              all liabilities under any intercompany account;

(vi)                           all liabilities and obligations arising under Assumed Contracts or Licenses transferred by Sellers to Aurora in accordance with this Agreement, to the extent such liabilities and obligations have arisen or have accrued in connection with any period prior to the Closing Date;

(vii)                        all liabilities and obligations accruing with respect to the business or the operation of the Station prior to the Closing Date;

(viii)                     all liabilities and obligations arising out of any litigation, claim or proceeding pending or threatened against Sellers or relating to Sellers’ ownership of the WEMT License Assets, or Sellers’ conduct of the business or operation of the Station;

(ix)                             all liabilities and obligations under any employee pension, retirement or other benefit plans covering Employees prior to the Closing Date;

(x)                                all liabilities and obligations for severance and all COBRA liabilities for any FCC Employees of the Sellers who do not become Transferred Employees; and

(xi)                             all obligations and liabilities of Sellers under this Agreement and any other agreement entered into in connection herewith.

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to Aurora as the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time) as follows:

3.1.                              Organization and Authority of Sellers.  Each Seller is a limited liability company or limited partnership, as the case may be, and is duly organized, validly existing, and in good standing under the laws of the State listed on Schedule 3.1.  Each Seller has the appropriate power and authority based on the structure of such Seller to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.  Sellers are duly qualified and in good standing in each jurisdiction listed on Schedule 3.1 which are all jurisdictions in which such qualification is required.

3.2.                              Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Sellers have been duly authorized by all necessary corporate or other required action on the part of each Seller and its equityholders, and no approval from or notice to any of the member or partner of Sellers is required regarding the same that has not been obtained or given, as applicable.  This Agreement has been duly executed and delivered by each Seller and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3.                              Absence of Conflicting Agreements; Consents.  Subject to obtaining the Consents listed on Schedule 3.3, 3.5 and 3.7 the execution, delivery, and performance by each Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation, Bylaws, or other organizational documents of Sellers; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any  material agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be bound legally; and (e) will not create any claim, liability or Lien of any nature whatsoever upon any of the WEMT License Assets.  Except for the FCC Consent provided for in Section 6.1 and the other Consents described on Schedule 3.3, 3.5 and 3.7, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Sellers to transfer and convey the  WEMT License Assets to Aurora.

3.4.                              Governmental Licenses.

(a)                                  Schedule 3.4 identifies and includes a complete list of all FCC Licenses that are required to conduct the business or operate the Station and the applicable expiration dates thereof.  Each FCC License is in full force and effect, and the applicable Seller is the authorized holder thereof.  None of the FCC Licenses is subject to any restriction or condition that limits the operation of the Station as currently operated other than (i) restrictions or conditions listed on or generally applicable to such FCC Licenses and (ii) restrictions or conditions applicable to the Station and communication or broadcasting facilities or FCC Licenses of the same type or service.  The FCC Licenses listed on Schedule 3.4 constitute all of the licenses and authorizations issued by the FCC and required under the Communications Act and the rules, regulations and published policies of the FCC for the lawful conduct of the Station as operated by Sellers.

(b)                                 Except as set forth on Schedule 3.4 and except for any FCC investigations, rulemakings or other proceedings affecting the broadcasting industry generally, as of the date of this Agreement, there is no pending or, to the Knowledge of Sellers, threatened investigation or action by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or material complaint by, before or with the FCC with respect to the Station.

(c)                                  The Station is operating in accordance with the specifications of the applicable FCC Licenses and is in compliance in all material respects with the Communications Act and the rules, regulations and published policies of the FCC.  Except as set forth in Schedule 3.4, all material filings, reports and statements that Sellers are required to file with the FCC or the

Federal Aviation Administration during the current applicable terms of such FCC Licenses have been timely filed and are complete and accurate in all material respects.

(d)                                 The information disclosed on Schedule 3.4(d) is true, correct and complete in all material respects as of the date hereof and includes the following:

(i)                                     a list of all Market Cable Systems, if any, which are carrying the Station and that have notified Sellers or the Station of such Market Cable System’s intention to delete the Station from carriage or to change the channel position of the Station on such cable system;

(ii)                                  a list (with true, complete and accurate copies having been delivered by Sellers to Aurora) of each notice, if any, received by the Station from the Market Cable System alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC regulations, to such Market Cable System’s principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further material correspondence between the Station and any such Market Cable System relating to such notice;

(iii)                               a list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carriage pursuant to Sections 76.55(c) and (e) of the FCC regulations; and

(iv)                              a list of must-carry complaints, if any, filed on behalf of the Station.

(e)                                  Except as disclosed on Schedule 3.4(e) hereto, Sellers are not aware of any reason why any of the FCC Licenses might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the FCC Licenses might be revoked.  To Sellers’ Knowledge, there are no facts relating to Sellers which, under the Communications Act of 1934, as amended, or the existing rules of the FCC, would disqualify Sellers from assigning the FCC Licenses to Aurora License.  An appropriate public inspection file for the Station is maintained at the Station’s studio in material accordance with FCC rules.

3.5.                              Real Property.  Schedule 3.5 contains a complete description of all Real Property Interests (including street address, owner, and Sellers’ use thereof).  The Real Property Interests listed on Schedule 3.5 comprise all interests in Real Property owned or used to conduct the business and operations of the Station as now conducted.  Except as described on Schedule 3.5, Sellers have good, valid and insurable fee simple title to all fee estates included in the Real Property Interests and good title to all other Real Property Interests, in each case free and clear of all Liens and all covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Encumbrances.  Each leasehold or subleasehold interest included on Schedule 3.5 is legal, valid, binding, enforceable, and in full force and effect.  Neither the Seller Party thereto or, to Sellers’ Knowledge, any other party thereto, is in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder.  Sellers have not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests.  Sellers enjoy peaceful and undisturbed possession of the leased Real Property Interests; and so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment against each lessor or sublessor and, to Sellers’ Knowledge, except as set forth on Schedule 3.5, no third party holds any interest in the fee underlying leased the premises with the right to acquire or foreclose upon Sellers’ leasehold or subleasehold interest.  Sellers have legal and practical access to all of the Leased Real Property.  Except as otherwise disclosed on Schedule 3.5, all towers, guy anchors, ground radials, and buildings and other improvements included in the WEMT License Assets are, to Sellers’ Knowledge, located entirely on the Leased Real Property listed on Schedule 3.5.  All Leased Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its current use, (b) is available for immediate use in the conduct of the business and operations of the Station, and (c) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction.  No eminent domain or condemnation proceedings are pending or, to Sellers’ Knowledge, threatened with respect to any Real Property Interests.

3.6.                              Tangible Personal Property.  Schedule 3.6(a) sets forth the list of all material items of Tangible Personal Property owned or used in the conduct of the business and the operations of the Station, other than the “Excluded Tangible Personal Property” listed on Schedule 3.6(b).  The tangible personal property listed on Schedules 3.6(a) and 3.6(b) comprises all of the tangible personal property necessary to conduct the business and operations of the Station as now conducted.  Except as described on Schedule 3.6(a), Sellers own and have good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by Sellers is subject to any Lien, except for Permitted Encumbrances.  With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Tangible Personal Property is in good operating condition and repair and is available for immediate use in the business and operations of the Station.  All items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable federal, state and local statutes, ordinances, rules and regulations.

3.7.                              Contracts.  Schedule 3.7 is a true and complete list of all Contracts of the Station relating to the WEMT License Assets, including all film and programming Contracts, true and complete copies of which Contracts have been previously furnished to Aurora prior to the date of this Agreement (except as noted thereon).  Other than the Contracts listed on Schedule 3.5 and Schedule 3.7, and the Contracts listed on Schedule 3.7 of the BlueStone Purchase Agreement, there is no contract, lease, or other agreement necessary to enable Sellers to carry on their business in all material respects as now conducted.  All of the Assumed Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.  Neither the Sellers party thereto or, to Sellers’ Knowledge, any other party thereto, is in material default, violation, or breach under any material Assumed Contract and no event has occurred and is continuing that constitutes (with notice or passage of time or both) any such default, violation, or breach thereunder.  Except as disclosed on Schedule 3.7, to Sellers’ Knowledge, no party to any material Assumed Contract has any intention to (a) terminate such

Contract or seek to amend any material terms thereof, (b) refuse to renew such Contract upon expiration of its term, or (c) renew such Contract upon expiration only on terms and conditions that are more onerous than those now existing.  Except for the need to obtain the Consents listed on Schedule 3.7, the exchange and transfer of the WEMT License Assets in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Assumed Contracts or reduce the amounts payable to Aurora thereunder.  The amounts set forth on Schedule 3.7A regarding payments made pursuant to the Fox Affiliation Agreement are true and correct in all material respects.  The amounts set forth on Schedule 3.7A for the respective film and programming Contracts are true and correct in all material respects.

3.8.                              Intangibles.  Schedule 3.8 is a true and complete list of all Intangibles (exclusive of Licenses listed on Schedule 3.4) that are required to conduct the business and operations of the Station as now conducted.  Sellers own or have a valid license to use all of the Intangibles listed on Schedule 3.8.  Other than with respect to matters generally affecting the television broadcasting industry and not particular to Sellers and, except as set forth on Schedule 3.8, Sellers have not received any notice or demand alleging that Sellers are infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, domain names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending or, to Sellers’ Knowledge, threatened with respect thereto.  To Sellers’ Knowledge, except as set forth on Schedule 3.8, no other Person is infringing upon Sellers’ rights or ownership interests in the Intangibles.  Except as set forth on Schedule 3.8, Sellers are not required to pay any royalty arising from the Intangibles.

3.9.                              Title to Properties.  Except as disclosed on Schedule 3.5 or 3.6, Sellers have good and marketable title to the WEMT License Assets subject to no Liens or other charges or rights of others of any kind or nature except for Permitted Encumbrances.

3.10.                        Financial Statements.  Seller has furnished Buyer with true and complete copies of unaudited financial statements of the Station containing a balance sheet and statement of income, as, at, and for the fiscal year ended March 31, 2005 (the “Balance Sheet Date”) (collectively, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of Seller and have been prepared in accordance with GAAP in a manner consistent with the audited Financial Statements of SBG, except for the absence of footnotes and certain year-end adjustments.  Except as set forth on Schedule 3.10, the Financial Statements accurately reflect the books, records, and accounts of Seller, present fairly and accurately the financial condition of the Station as of March 31, 2005 and the results of operations for the period then ended, and the Financial Statements do not understate in any material respect the normal and customary costs and expenses of conducting the business or operations of the Station in any material respect as currently conducted by Seller or otherwise materially inaccurately reflects the operations of the Station.

3.11.                        Taxes. Except as set forth on Schedule 3.11, Sellers have filed or caused to be filed all Tax Returns that are required to be filed with respect to their ownership and operation of the Station and have paid or caused to be paid all Taxes shown on those returns or on any Tax assessment received by them to the extent that such Taxes have become due, or have set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. All such Tax Returns are true and complete in all material respects.  There are no legal, administrative, or other Tax proceedings presently pending and, to Sellers’ Knowledge, there are no grounds existing pursuant to which Sellers are or could be made liable for any Taxes, the liability for which could extend to Aurora as transferee of the business of the Station, and no event has occurred that could impose on Aurora any transferred liability for any Taxes, penalties or interest due or to become due from Sellers.  No claim has ever been made by a Tax authority with respect to the Station in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

3.12.                        Insurance.  Schedule 3.12 is a true and complete list of all insurance policies of or covering the WEMT License Assets or the business or operations of the Station.  All policies of insurance listed on Schedule 3.12 are in full force and effect as of the date hereof.  During the past three (3) years, no insurance policy of Sellers or the Station has been canceled by the insurer and, except as set forth on Schedule 3.12, no application of Sellers for insurance has been rejected by any insurer.  The representations contained in this Section 3.12 are accurate as of the Effective Date.

3.13.                        Reports.  All material returns, reports, and statements that the Station is currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects.  All of such returns, reports, and statements, as filed, satisfy all applicable legal requirements.

3.14.                        Personnel and Employee Benefits. The representations contained in this Section 3.14 are accurate as of the Effective Date.

(a)                                  Employees and Compensation.  Schedule 3.14 contains a true and complete list of all employees of Sellers employed at the Station as of the date hereof, whether full or part-time (the “Employees”), and indicates the salary and bonus, if any, to which each such Employee is currently entitled (limited in the case of Employees who are compensated on a commission basis to a general description of the manner in which such commissions are determined), dates of hire and titles.  Except as indicated on Schedule 3.14, the employment of all Employees is terminable at will.  Schedule 3.14 also includes all Employees who are on leave and indicates whether such leave is paid or unpaid and when such leave commenced.  Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering the Employees, including, with respect to the Employees, any:

(i)                                  “Employee welfare benefit plan,” as defined in Section 3(1) of ERISA, that is maintained or administered by Sellers or any ERISA Affiliate for the benefit of, or to which Sellers or any ERISA Affiliate contribute or are required to contribute (a “Welfare Plan”);

(ii)                               “Multiemployer pension plan,” as defined in Section 3(37) of ERISA, that is maintained or administered by Sellers or any ERISA Affiliate or to which Sellers or any ERISA Affiliate contribute or are required to contribute (a “Multiemployer Plan” and, together with the Welfare Plans, the “Benefit Plans”);

(iii)                            “Employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), to which Sellers or any ERISA Affiliate contribute or are required to contribute (a “Pension Plan”);

(iv)                           Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended; and

(v)                              Employment, severance, deferred compensation, bonus payment or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, Section 125 or other flexible disability benefits, supplemental unemployment benefits, vacation benefits, sick pay benefits, personal leave benefits, or retirement benefits or arrangement for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate or under which any Seller or any ERISA Affiliate has any liability relating to Employees (collectively, “Benefit Arrangements”).

(b)                                 Pension Plans.  Sellers do not sponsor, maintain, or contribute to any Pension Plan other than the Sinclair Broadcast Group 401(k) Profit Sharing Plan.  Such Pension Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.

(c)                                  Welfare Plans.  Each Welfare Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all material requirements prescribed by any and all material statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.  Sellers do not sponsor, maintain, or contribute to any Welfare Plan that provides health or death benefits to former employees of the Station other than as required by Section 4980B of the Code or other applicable laws.

(d)                                 Benefit Arrangements.  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the material requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.  Except for those employment agreements listed on Schedule 3.7, Sellers have no written or oral contract prohibiting the termination of any Employee without prior notice or that imposes on Sellers a liability for any penalty or continuing obligation to such Employee upon any such termination.

(e)                                  Multiemployer Plans.  Except as disclosed on Schedule 3.14, Sellers have not at any time been a participant in any Multiemployer Plan.

(f)                                    Delivery of Copies of Relevant Documents and Other Information.  Sellers have delivered or made available to Aurora true and complete copies of each of the following documents:

(i)                                     each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto and written descriptions thereof that have been distributed to Employees, all annuity contracts, or other funding instruments; and

(ii)                                  each Benefit Arrangement and written descriptions thereof that have been distributed to Employees and complete descriptions of any Benefit Arrangement that is not in writing.

(g)                                 Labor Relations.  Except as set forth on Schedule 3.14(g), no Seller is a party to or subject to any collective bargaining agreement or written or oral employment agreement with any Employee, and no Seller is a party to any oral or written consulting or other agreement with respect to the personal services of any Person who would be an Employee but for the fact that his status is that of an independent contractor.  With respect to the Employees, Sellers have complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and have not received any notice alleging that any Seller has failed to comply with any such laws, rules, or regulations.  To Sellers’ Knowledge, Sellers are not engaged in any material unfair labor practice or other material unlawful employment practice and there are no charges of any unfair labor practice or other unlawful employment practice pending against Sellers before the National Labor Relations Board, the Equal Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority.  Except as set forth on Schedule 3.14(g), no proceedings are pending or, to Sellers’ Knowledge, threatened, between any Seller and any Employee (singly or collectively).  Except as set forth on Schedule 3.14(g), no labor union or other collective bargaining unit represents or claims to represent any of the Employees.  Except as set forth on Schedule 3.14, to Sellers’ Knowledge, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the employees of any Seller or to request a National Labor Relations Board certification election with respect to any Employees.

3.15.                        Claims and Legal Actions.  Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Sellers, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending or, to Sellers’ Knowledge, threatened, against or relating to the WEMT License Assets (or the business or operations of the Station as of the Effective Date), nor do Sellers know of any basis for the same.  To Sellers’ Knowledge, neither Seller is subject to any judgment or court order affecting the operation of the Station except (i) for FCC and other governmental orders, decrees and actions which apply to the television broadcasting industry generally, or (ii) as set forth on Schedule 3.15 hereto.

3.16.                        Environmental Compliance.  The representations contained in this Section 3.16 are accurate as of the Effective Date.  Except as disclosed on Schedule 3.16 and to Sellers’ Knowledge:

(a)                                  the Sellers hold and are in material compliance with all permits, licenses and other authorizations required under all Environmental Laws applicable to the conduct of the business of the Sellers as presently conducted;

(b)                                 the Sellers have not received any written notice of any demand, claim or action by any Person or governmental body alleging a violation of or liability under any Environmental Laws arising from the ownership, lease, operation or occupation of any Leased Real Property by the Sellers or any of its predecessors;

(c)                                  there has been no release (as that term is defined under any Environmental Laws) of any Contaminants in, on, under or emanating from any Leased Real Property or in, on, under or emanating from any real property previously owned, leased, occupied or operated by the Sellers or any of its predecessors, that is in violation of or is reasonably likely to lead to any liability arising under any Environmental Laws;

(d)                                 neither the Sellers have transported or arranged for the treatment, storage or disposal of any Contaminants to any off-site location that has resulted in a liability or is reasonably likely to lead to any liability to the Sellers under any Environmental Laws;

(e)                                  none of the Owned Real Property or Leased Real Property contains (i) asbestos or asbestos-containing materials, (ii) polychlorinated biphenyls (PCBs) or any PCB-contaminated soil or (iii) any underground storage tanks; and no underground storage tank or associated piping and equipment disclosed on Schedule 3.16 has leaked and has not been fully remediated in accordance with all Environmental Laws, and such tank is in material compliance with all applicable Environmental Laws; and

(f)                                    Sellers have delivered to Aurora true, complete and correct copies of any and all existing environmental site assessment and other environmental reports, including but not limited to reports of subsurface investigation, concerning or relating to the Owned Real Property and the Leased Real Property that Sellers possess as of the Effective Date.

3.17.                        Compliance with Laws.  The representations contained in this Section 3.17 are accurate as of the Effective Date.  Sellers have complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of the WEMT License Assets and the Station, and Sellers have not received any notice of any material violation of federal, state and local laws, regulations and ordinances applicable or relating to the ownership or operation of the WEMT License Assets and the Station nor, to Sellers’ Knowledge, have Sellers received any notice of any immaterial violation of federal, state and local laws, regulations, and ordinances applicable or relating to the ownership or operation of the WEMT License Assets or the Station.

3.18.                        Absence of Certain Changes or Events.  Since the Balance Sheet Date (and in the case of actions referenced in clauses (g) and (h) of this Section 3.18, for the period ending on the Effective Date), Sellers have conducted their business and operations in the ordinary course and, except as disclosed on Schedule 3.18, have not:

(a)                                  made any material increase in compensation paid, payable or to become payable to any of its employees other than those in the normal and usual course of business or in connection with any change in an employee’s responsibilities, or promised, declared, paid or accrued any bonus payment to any of the FCC Employees, or made any material change in personnel policies, employee benefits, or other compensation arrangements affecting the FCC Employees (including the promise or award of additional vacation time);

(b)                                 made any sale, assignment, lease, or other transfer of WEMT License Assets owned or used in the business having a fair market value in excess of Twenty-five Thousand Dollars ($25,000) in the aggregate for all such WEMT License Assets, except (A) as required under existing Contracts in the ordinary course of business, (B) in connection with the acquisition of similar or replacement WEMT License Assets, (C) inventory sold in the ordinary course of business, or (D) obsolete WEMT License Assets or other WEMT License Assets not used in the business;

(c)                                  incurred any material loss of or to the WEMT License Assets (whether or not covered by insurance), or voluntarily waived any material rights or voluntarily cancelled any debts or claims other than in settlement of claims or debts in the ordinary course of business not exceeding Twenty-five Thousand Dollars ($25,000) in the aggregate for all such rights, debts or claims so settled during such period;

(d)                                 made any changes in Sellers’ accounting practices;

(e)                                  suffered any write-down of the value of any WEMT License Assets to the extent exceeding Twenty-five Thousand Dollars ($25,000) in the aggregate during such period;

(f)                                    transferred or granted any right under or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, domain name, franchise, or similar right or modified any existing right;

(g)                               made any amendment of any material term of, or terminated or failed to renew (in accordance with its terms), any Assumed Contract or License; or

(h)                                 suffered any Material Adverse Effect.

3.19.                        Broker.  Neither Sellers nor any person or entity acting on their behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

3.20.                        Transactions with Affiliates.  Except as set forth in Schedule 3.20, no Affiliate of any Seller, directly or indirectly, has any interest in, uses or has any options or rights of any kind in or to any of the WEMT License Assets of any Seller owned or used in the business, and no Seller directly or indirectly (i) purchases any material property or receives any material services from (other than services as a corporate officer or director), or sells any material property to, any Affiliate of any Seller (other than between or among Sellers), or (ii) is a party to any Contract with any Affiliate of any Seller applicable to the business.

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF AURORA

Aurora represents and warrants to Sellers as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date and time) as follows:

4.1.                              Organization, Standing and Authority.  Aurora is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the WEMT License Assets.  Prior to the Closing Date, Aurora will be qualified to do business in the State in which the Station is located.

4.2.                              Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement by Aurora have been duly authorized by all necessary action on the part of Aurora.  This Agreement has been duly executed and delivered by Aurora and constitutes a legal, valid, and binding obligation of Aurora enforceable against Aurora in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3.                              Absence of Conflicting Agreements and Required Consents.  Subject to the receipt of the FCC Consent and the Consents set forth on Schedule 4.3, the execution, delivery, and performance by Aurora of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (a) do not require the consent of any third party; (b) will not conflict with the Certificate of Incorporation or Bylaws of Aurora; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Aurora is a party or by which Aurora may be bound.  Except for the FCC Consent provided for in Section 6.1, and the other Consents described on Schedule 4.3, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Aurora to acquire the WEMT License Assets from Sellers or to assume the Assumed Liabilities of Sellers in accordance with Section 2.5.

4.4                                 Brokers.   Except as disclosed on Schedule 4.4, neither Aurora nor any Person acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement, and Sellers shall have no liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement for any broker listed on Schedule 4.4.

4.5.                              Availability of Funds.  Aurora will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

4.6.                              Qualifications of Aurora.  Except as disclosed on Schedule 4.6, Aurora is, and pending Closing will remain legally, financially, and otherwise qualified under the Communications Act and all rules, regulations, and policies of the FCC, and any other governmental agency to acquire and operate the Station.  Except as disclosed on Schedule 4.6, there are no facts or proceedings which would reasonably be expected to disqualify Aurora under the Communications Act or otherwise from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Aurora. Except as disclosed on Schedule 4.6, Aurora has no knowledge of any fact or circumstance relating to Aurora or any of Aurora’s Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Aurora, or (b) lead to a delay in the processing by the FCC of the applications for such assignment.  Except as disclosed on Schedule 4.6, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Aurora, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

4.7.                              WARN Act.   Aurora is not planning or contemplating and has not made or taken any decisions or actions concerning the employees of Station after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

4.8.                              Defined Contribution Plan.  Aurora represents that Transferred Employees will be eligible to participate in a defined contribution plan or plans intended to be qualified under Sections 401(a) and 401(k) of the Code.

SECTION 5:  OPERATION OF THE STATION PRIOR TO CLOSING

Sellers covenant and agree that between the date hereof and the Closing Date, except as the result of any action taken by BlueStone, Sellers will operate the Station in the ordinary course, and, except as contemplated by this Agreement, as a result of any action taken by BlueStone under the JSA, or with the prior written consent of Aurora (such consent not to be unreasonably withheld), Sellers will act in accordance with the following insofar as such actions relate to the Station:

5.1.                              Contracts.

(a)                                Each Seller Party shall comply in all material respects with the terms of the Assumed Contracts.  No Seller Party will  renew, extend, amend, terminate, or waive any material right under any Assumed Contract or enter into any contract or commitment or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract) that will be assumed by or be otherwise binding on Aurora after Closing, except for (i) contracts (excluding film and programming Contracts, (ii) the Tower Space Lease Agreement if Aurora has consented thereto (such consent not to be unreasonably withheld)  entered into in the ordinary course of business consistent with past practices of such Seller Party that do not involve consideration, in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000.00) as measured at Closing, and (iii) as set forth on Schedule 6.16.

(b)                               Prior to the Closing, Sellers may enter into such film and programming Contracts as it shall determine to be appropriate in fulfillment of its responsibility as the holder of the FCC Licenses; provided, however, that without Aurora’s written consent, no such Contract shall comprise an Assumed Contract unless such Contract (w) is on such terms as are customary within the television industry and with the Station’s past practices, (x) complies with the terms of the JSA, including with respect to the Policy Statement adopted pursuant thereto and the then applicable budget thereunder, (y) does not result in an increase in the Station’s average cost of film and programming as projected for the years to which such film or programming  Contract pertains, and (z) on an aggregate basis with all other film and programming Contracts obtained for subsequent years, is consistent with the film and programming budgets for such years, factoring in a 5% annual increase in film and programming costs for such years based on the then applicable budget.  Sellers shall provide written notice to Aurora at least five (5) business days prior to their execution of any film or programming Contract unless such Contract is not intended to be an Assumed Contract.

(c)                                  Prior to the Closing Date, Sellers shall deliver to Aurora a list of all Contracts entered into between the date of this Agreement and the Closing Date which are material to the business and shall make available to Aurora copies of such Contracts.

5.2.                              Compensation.  Sellers shall not materially increase the compensation, bonuses, or other benefits payable or to be payable to the FCC Employees (including any increase in vacation time) or effect any change in personnel policies, except in accordance with past practices, as required by an employment agreement or consulting agreement or in connection and commensurate with the change in responsibility of any employee in the ordinary course.

5.3.                              Encumbrances.  Sellers will not create, assume, or permit to exist any Lien affecting any of the WEMT License Assets, except for (a) liens that will be removed prior to the Closing Date, and (b) Permitted Encumbrances.

5.4.                              Dispositions.  Sellers will not sell, assign, lease, or otherwise transfer or dispose of any of the WEMT License Assets except (a) assets that are no longer used in the operations of the Station, and (b) assets that are replaced with assets of comparable use and of at least equivalent kind and value that are acquired after the date of this Agreement.

5.5.                              Access to Information.  Upon prior reasonable notice by Aurora, Sellers will give to Aurora and its investors, lenders, counsel, accountants, engineers, and other authorized representatives reasonable access to the Station, its Station-level management employees, and all books, records, and documents of Sellers which are material to the business and operation of the Station, and will furnish or cause to be furnished to Aurora and its authorized representatives all information relating to Sellers and the Station that they reasonably request (including any financial reports and operations reports produced with respect to the Station).

5.6.                              Insurance.  Sellers or their Affiliates shall maintain in full force and effect policies of insurance of the same type, character, and coverage as the policies currently carried with respect to the WEMT License Assets.

5.7.                              FCC Licenses.  Sellers shall take all commercially reasonable steps necessary to maintain in full force and effect, or renew when required, all FCC Licenses relating to the Station, and shall not cause or permit by any act or failure to act any of such FCC Licenses to expire or to be revoked, suspended, or modified or take any action that could reasonably be expected to cause the FCC to institute proceedings for the suspension, revocation, or material adverse modification of any of such FCC Licenses.  Sellers shall provide to Aurora, reasonably promptly after filing thereof, copies of all material reports to and other filings with the FCC, and will notify Aurora in writing reasonably promptly after learning of the institution or threat of any material action against Sellers in any court, or any action against Sellers before the FCC or any other Governmental Authority, and notify Aurora in writing promptly upon receipt of any administrative or court order directed at Sellers relating to the Station.  Sellers shall take all commercially reasonable steps necessary to protect the Station’s broadcast signals from objectionable interference from other stations, including, without limitation, the filing of any and all necessary pleadings with the FCC to prevent same from continuing once known.  Except as may be reasonably required to operate the Station in accordance with the usual and ordinary course of business consistent with past practice, Sellers shall not permit any of the FCC Licenses to expire or to be surrendered, voluntarily modified in a manner adverse to Sellers or take any action that would reasonably be expected to cause the FCC to institute proceedings for the suspension, revocation or limitation of rights under the FCC Licenses, fail to prosecute with due diligence any pending applications to the FCC, change the Station’s call letters, apply for any construction permits with the FCC or make any material changes in the Station’s buildings, leasehold improvements and other improvements and fixtures on the Real Estate except as required hereunder.

5.8.                              Obligations.  Sellers shall pay all its obligations insofar as they relate to the Station as they become due, consistent with past practices.

5.9.                              No Inconsistent Action.  Neither SBG nor Sellers shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.  Neither SBG nor Sellers nor any of their respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or enter into any Contract with, or provide any confidential information to, any Person (other than Aurora or any Affiliate or associate of Aurora and their respective representatives and agents) concerning any possible disposition of the Sellers’ equity, or the Station, or the sale of any material assets of the Station, or any similar transaction.

5.10.                        Maintenance of WEMT License Assets.  Sellers shall preserve and maintain all of the WEMT License Assets in good condition (ordinary wear, tear and unavoidable casualty excepted), shall maintain, repair or replace Tangible Personal Property consistent with their past practices, and shall use and operate all of the WEMT License Assets at all times in a commercially reasonable manner.  Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices.  If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the WEMT License Assets occurs, Sellers shall repair, replace, or restore the WEMT License Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the WEMT License Assets that are lost, damaged, impaired, or destroyed.

5.11.                        Consents.

(a)                                Subject to this Section 5.11 and Section 6.4 hereof, Sellers shall use their reasonable efforts to obtain all Consents described in Section 3.3, Schedule 3.5 or Schedule 3.7 without any adverse change in the terms or conditions of any Assumed Contract or License.  Sellers shall not agree to any change in the terms or conditions of any Assumed Contract or FCC License in the course of seeking any such Consent without Aurora’s written consent, which shall not be unreasonably withheld or delayed.  Sellers shall promptly advise Aurora of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

(b)                                 Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim, right, or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of the Aurora thereunder.  If such consent (a “Deferred Consent”) is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights or benefits thereunder so that the Aurora would not receive all such rights and benefits, then (i) Sellers and Aurora will cooperate, in all reasonable respects, to obtain such Deferred Consents as soon as practicable; provided that neither Sellers nor Aurora shall have any obligation (y) to expend funds to obtain any Deferred Consent, other than ministerial processing fees, and  out-of-pocket expenses to their respective attorney or other agents incurred in connection with obtaining any Deferred Consent, or (z) to agree to any adverse change in any License or Assumed Contract in order to obtain a Deferred Consent, and (ii) until such Deferred Consent is obtained, Sellers and Aurora will cooperate in all reasonable respects to provide to the Aurora the benefits and rights under the Contract to which such Deferred Consent relates (with the Aurora responsible for all the liabilities and obligations thereunder to the extent relating to the period after the Closing Date).  In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then Aurora and Sellers shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Contract, including enforcement for the benefit of the Aurora of all claims or rights or benefits arising thereunder, and the performance by the Aurora of the obligations thereunder on a prompt and punctual basis.

5.12.                        Books and Records.  Sellers shall maintain their books and records in accordance with past practices.

5.13.                        Notification.  Sellers shall promptly notify Aurora in writing of any material defaults or notice of material defaults under any Assumed Contracts or FCC Licenses, or the commencement of any material proceeding or litigation at law or in equity or before the FCC or any other Governmental Authority that involves the FCC Licenses, other than proceedings or litigation of general applicability to the television broadcasting industry.  Sellers and Aurora shall promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining, enjoining or challenging the consummation of this Agreement or the transactions contemplated hereunder (including challenges to the Assignment Applications), or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or the transactions contemplated hereby.  Sellers and Aurora will each use commercially reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against it so as to permit the prompt consummation of the transactions contemplated hereby.

5.14.                        Compliance with Laws.  Sellers shall comply in all material respects with all Laws.

5.15.                        Preservation of Business.  Subject to the JSA, (a) Sellers shall use commercially reasonable efforts consistent with past practices to preserve the business and organization of the Station and to keep available to the Station its present employees, and to preserve the audience and goodwill of the Station and the Station’s present relationships with suppliers, advertisers, and others having business relations with it; and (b) Sellers shall continue to conduct the financial operations of the Station, including its credit and collection policies, with the same effort, to the same extent and in the same manner as in the prior conduct of the operations of the Station.

5.16.                        Normal Operations. Subject to the JSA and the terms and conditions of this Agreement (including, without limitation, Section 5.1), prior to the Closing Date, Sellers shall carry on the business and activities of the Station, including, without limitation, promotional activities, the sale of advertising time, entering into other contracts and agreements, purchasing and scheduling programming, performing research, and operating in all material respects in accordance with existing budgets and past practice and will not enter into trade and barter obligations except in the ordinary course of business consistent with past practice.

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS

6.1.                              FCC Consent.

(a)                                  The exchange and transfer of the WEMT License Assets as contemplated by this Agreement is subject to the prior FCC Consent.

(b)                                 Sellers and Aurora shall prepare and within seven (7) days after the date of this Agreement shall file with the FCC an appropriate application for FCC Consent.  The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application as expeditiously as practicable.    Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance, the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a materially adverse effect upon it.  Aurora and Sellers shall oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

(c)                                  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent.  No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

6.2                                 Risk of Loss.  The risk of any loss, damage, impairment, confiscation, or condemnation of any of the WEMT License Assets of Sellers for any cause whatsoever shall be borne by Sellers at all times prior to the Closing.  In the event of loss or damage prior to the Closing Date, Sellers shall submit and prosecute insurance claims in good faith and use commercially reasonable efforts to fix, restore, or replace such loss, damage, impairment, confiscation, or condemnation to its former operational condition.  If Sellers have full replacement cost insurance (without deductible or co-insurance), Aurora may elect to have Sellers assign such insurance proceeds to Aurora, in which case, Aurora shall proceed with the Closing and receive at the Closing the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Aurora for such loss or damage.

6.3.                              Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, including Aurora’s obtaining of financing related hereto, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions specifically contemplated by this Agreement.  If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.  Nothing shall be deemed to be confidential information that: (i) is already in such party’s possession, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party hereto or another party; (ii) becomes generally available to the public other than as a result of a disclosure by such party or such party’s officers, directors, stockholders, managers, members, employees, lenders, advisors, attorneys or accountants in breach of this Section 6.3; (iii) becomes available to such party on a nonconfidential basis from a source other than another party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto or another party; or (iv) is developed independently by either party without resort to the confidential information of the other party.  Notwithstanding anything herein to the contrary, if the transactions contemplated in this Agreement are consummated then Aurora’s obligations pursuant to this Section 6.4 shall terminate automatically on the Closing Date, but Sellers will continue to be bound hereby for a period of three (3) years from the Closing Date.

6.4.                              Cooperation.  Aurora and Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and in connection with any litigation after the Closing Date which relate to the Station for periods prior to the Effective Time, Aurora and Sellers shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.  Notwithstanding the foregoing, neither Aurora nor Sellers shall have any obligation (a) to expend funds to obtain any of the Consents, other than ministerial processing fees, and out of pocket expenses to their respective attorney or other agents incurred in connection with obtaining such Consents, or (b) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

6.5.                              Control of the Station.  Prior to the Closing, Aurora shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station; those operations, including complete control and supervision of all the Station’s programs, employees and policies, shall be the sole responsibility of Sellers.

6.6                                 Allocation of Purchase Price.  Aurora and Sellers shall mutually agree upon a statement (the “Allocation Statement”) setting forth the value of the WEMT License Assets, which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the WEMT License Assets.  Sellers and Aurora agree to report an allocation of such Purchase Price among the WEMT License Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto.  If Sellers and Aurora are unable to agree on such allocation, Sellers and Aurora agree to retain a nationally recognized appraisal firm experienced in valuing television broadcast properties to appraise the WEMT License Assets.  The appraisal firm shall perform such appraisal promptly.  Sellers and Aurora shall each pay one-half (1/2) of the costs of such appraisal.

6.7.                              Access to Books and Records after Closing.  From and after the Closing Date, to the extent reasonably requested by Aurora, Sellers shall provide Aurora access and the right to copy any books and records relating to the WEMT License Assets, but not included in the WEMT License Assets.  From and after the Closing Date, to the extent reasonably requested by Sellers, Aurora shall provide Sellers access and the right to copy any books and records relating to the WEMT License Assets that are included in the WEMT License Assets.  Aurora and Sellers shall each retain any such books and records for a period of three (3) years (or such longer period as may be required by law or good business practice) following the Closing Date All such copies shall be made at the expense of the requesting party.

6.8.                              Employee Matters.

(a)                                  Upon consummation of the Closing hereunder, Aurora shall offer employment as an employee “at will” to each of the Employees of the Station listed on Schedule 6.8(a) (each, an “FCC Employee”) (or any person who replaces any such FCC Employee) at a comparable salary or wage, position, and place of employment as held by each such FCC Employee immediately prior to the Closing Date (such FCC Employee who accept such offers of employment are referred to herein as the “Transferred Employees”).

(b)                                 Except as provided otherwise in this Section 6.10, Sellers shall pay, discharge, and be responsible for (a) all salary, wages and commissions (including bonuses, vacation pay, and personal leave pay accruing to the Closing Date) arising out of or relating to the employment of the FCC Employees prior to the Closing Date, and (b) any employee benefits arising under the Benefit Plans or Benefit Arrangements of Sellers and their Affiliates during the period prior to such Closing Date.  From and after the Closing Date, Aurora shall pay, discharge, and be responsible for all salary, wages, and benefits (including bonuses, vacation pay and personal leave pay accruing from and after the Closing Date) arising out of or relating to the employment of the Transferred Employees by Aurora on and after the Closing Date.  Aurora shall be responsible for all severance liabilities and all COBRA liabilities for any Transferred Employees of the Station terminated after the Closing Date.  Sellers shall be responsible for all severance liabilities, all COBRA liabilities, and any and all other liabilities for any FCC Employees of the Station who do not become Transferred Employees.

(c)                                  Aurora shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its “employee welfare benefit plans” and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Aurora in which similarly situated employees of Aurora are generally eligible to participate; provided, however, that Aurora shall credit each Transferred Employee with the period of years of service with Sellers, any Affiliate of Sellers or any prior owner of the Station in determining eligibility to participate and vesting in such plans; and provided further that Aurora shall waive any pre-existing condition limitation under Aurora’s “employee welfare benefit plans” for any condition of a Transferred Employee (or eligible spouse and dependents) except to the extent that any such limitation actually applied to such Transferred Employees prior to the Closing Date.

(d)                                 For purposes of any length of service requirements, waiting period, vesting periods, or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Closing (but not for benefit accrual purposes under any defined benefit plan), Aurora shall ensure that, to the extent permitted by law and the terms of such plan, service by such Transferred Employee with Sellers, any Affiliate of Sellers, or any prior owner of the Station shall be deemed to have been service with the Aurora.  In addition, Aurora shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Aurora for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Sellers or any Affiliate of Seller to the extent allowable under any such plan.  At the Closing, Sellers shall deliver to Aurora Schedule 6.6 setting forth Sellers’ good faith estimate of all accrued and unpaid bonuses and all accrued but unused vacation time and personal leave time, and unused sick time, of each Transferred Employee as of the month ending immediately preceding the Closing. To the extent any claim with respect to accrued bonuses, vacation leave, personal leave or sick leave is lodged against Sellers with respect to any Transferred Employee, Aurora shall indemnify, defend and hold harmless Sellers from and against any and all losses, directly or indirectly, as a result of or based upon or arising from the same, provided, that in the case of accrued bonuses, accrued vacation leave and accrued personal leave, such indemnity shall apply only to the extent the

Purchase Price was reduced pursuant to Section 2.3(b) as a result of the proration of such liability.

(e)                                  As soon as practicable following the Closing Date, Aurora shall cause a defined contribution plan to which Aurora employees may make contributions to accept any “eligible rollover distribution” (as such term is defined in Section 401(a)(31) of the Code) from a Transferred Employee.

(f)                                    Nothing in this Agreement shall be construed to provide employees of Sellers with any rights under this Agreement, and no Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

6.9.                              Public Announcements.  Sellers and Aurora shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which SBG or Aurora is a party if it has used all reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

6.10.                        Schedules.  Between the date of this Agreement and the Closing Date, Sellers will promptly notify Aurora in writing if Sellers become aware of any fact or condition that causes or constitutes a breach of any of Sellers’ representations or warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Aurora a supplement to the Schedules specifying such change.  During the same period, Sellers will promptly notify Aurora of the occurrence of any breach of any covenant of Sellers in this Section 6.10 or of the occurrence of any event that may make satisfaction of the conditions in Section 7.1 impossible or unlikely.  Aurora shall be entitled to reject any of Sellers’ supplemental disclosures made pursuant to this Section 6.10 for purposes of determining whether or not the condition to Closing set forth in Section 7.1 has been satisfied.  If the Aurora does not reject any such supplemental disclosure in writing within two (2) business days prior to Closing, the supplemental disclosure shall be deemed accepted by the Aurora solely for purposes of Section 7.1 and the condition to Closing set forth in Section 7.1 shall be deemed satisfied; provided that no such supplemental disclosure shall be deemed to modify or supplement any representations or warranties of Sellers hereunder for purposes of Aurora’s rights to indemnification under Section 10 hereof and any claim for indemnification in connection with any indemnifiable item covered by such supplemental disclosure shall be subject to the limitations thereof.  Notwithstanding the foregoing, no update to any Schedule is required for any representation that was only required to be accurate as of the Effective Date.

6.11.                        Bulk Sales Law.  Aurora hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

6,12,                        Adverse Developments.  Sellers shall promptly notify Aurora of any unusual or materially adverse developments that occur prior to the Closing with respect to the WEMT License Assets; provided, however, that Sellers’ compliance with the disclosure requirements of this Section 6.14 shall not relieve Sellers of any obligation with respect to any representation, warranty, or covenant of Sellers in this Agreement or relieve Aurora of any obligation or duty hereunder, waive any condition to Aurora’s obligations under this Agreement, or expand or enhance any right of Aurora hereunder.

6.13                           Intentionally deleted.

6.14.                        Intentionally deleted.

6.15.                        Non-Solicitation.  SBG and Sellers shall not, and shall not permit any of their Affiliates to, beginning on the Closing Date and continuing for a period ending two (2) years after the Effective Date, without the prior written approval of Aurora, directly or indirectly, hire, solicit, encourage, entice or induce any Person who is a Transferred Employee to terminate his or her employment with Aurora; provided, however, that this provision shall not prohibit Sellers or any Affiliate from making a general, public solicitation or a general, industry-wide solicitation for employment, or from hiring any of Aurora’s employees who respond to such a solicitation.  SBG agrees that any remedy at law for any breach by it of this Section 6.15 would be inadequate, and Aurora would be entitled to injunctive relief in such a case, in addition to any other remedies at law to which Aurora may be entitled.  If it is ever held that the restrictions placed on the SBG by this Section 6.15 are too onerous and are not necessary for the protection of Aurora, then the parties agree that any court of competent jurisdiction may reduce the duration or scope hereof, or delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

6.16.                        Network Discussions.  SBG will keep Aurora apprised of the status of Sellers’ negotiations of the Fox Affiliation Agreement.

6.17.                        Special Purpose Entity.  SBG agrees that it (i) will renew and maintain the existence of Licensee as a direct or indirect wholly owned subsidiary of SBG solely for the purpose of holding the WEMT License Assets, (ii) will not cause or permit Licensee to conduct any operations or incur any liabilities other than as holder of the WEMT License Assets; (iii) will not sell, assign, transfer, pledge, hypothecate or encumber any of the capital securities of Licensee, and (iv) will not cause or permit Licensee to sell, assign, transfer, pledge, hypothecate or encumber any of Licensee’s assets, except in each case with the prior written consent of Aurora.

6.18.                        SBG Guaranty.  By its execution hereof with respect to this Section 6.18, SBG irrevocably and unconditionally guarantees to Aurora the full, complete and timely performance by Sellers of any and all obligations of Sellers under this Agreement, including without limitation, the indemnification obligations of Sellers under Section 10 hereof.  This guaranty shall remain in full force and effect so long as Sellers shall have any obligations or liabilities hereunder.  This guaranty shall be deemed a continuing guaranty and the waivers of SBG herein shall remain in full force and effect until the satisfaction in full of all of Sellers’ obligations hereunder.  If any default shall occur by either Seller in its performance or satisfaction of any of its obligations hereunder, then SBG will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Aurora specifying in summary form the default.  This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law.  SBG agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Aurora of whatever remedies it may have against Sellers.  To the maximum extent permitted by law, SBG hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of either Seller or of any other fact that might increase SBG’s risk hereunder; and (iii) presentment, protest, demand, action or delinquency in respect of any of Sellers’ obligations hereunder.

6.19                           BlueStone Guaranty. By its execution hereof with respect to this Section 6.19, BlueStone irrevocably and unconditionally guarantees to Sellers the full, complete and timely performance by Aurora of any and all obligations of Aurora under this Agreement, including without limitation, the obligation to pay the Purchase Price under Section 2.3 hereof and the indemnification obligations of Aurora under Section 10 hereof.  This guaranty shall remain in full force and effect so long as Aurora shall have any obligations or liabilities hereunder.  This guaranty shall be deemed a continuing guaranty and the waivers of BlueStone herein shall remain in full force and effect until the satisfaction in full of all of Aurora’ obligations hereunder.  If any default shall occur by Aurora in its performance or satisfaction of any of its obligations hereunder, then BlueStone will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Sellers specifying in summary form the default.  This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law.  BlueStone agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Sellers of whatever remedies it may have against Aurora.  To the maximum extent permitted by law, BlueStone hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of Aurora or of any other fact that might increase BlueStone’s risk hereunder; and (iii) presentment, protest, demand, action or delinquency in respect of any of Aurora’ obligations hereunder.

SECTION 7:  CONDITIONS TO OBLIGATIONS OF AURORA AND SELLER

7.1                                 Conditions to Obligations of Aurora.  All obligations of Aurora at the Closing hereunder are subject, at Aurora’s option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of Sellers in Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.15 and 3.19 shall be true and complete (without any qualifications by materiality) at and as of the Closing Date as though made at and as of that time (except for representations and warranties that state that they are accurate as of the Effective

Date or speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete does not have a Material Adverse Effect, or shall have been caused by Appalachian’s failure to fulfill its obligations under the JSA; provided, however, that the foregoing list of sections shall exclude Section 3.15 if the Closing shall occur following the first anniversary of the Effective Date.

(b)                                 Covenants and Conditions.  Sellers shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to have performed and complied does not have a Material Adverse Effect, or shall have been caused by Appalachian’s failure to fulfill its obligations under the JSA.

(c)                                  FCC Consent.  The FCC Consent shall have been granted and shall have become a “Final Order,” and shall not contain any condition or qualification that requires Aurora to dispose of the WEMT License Assets or is otherwise materially adverse to Aurora, except any condition or qualification that is imposed by reason of circumstances or actions constituting a material breach by Aurora of its representations, warranties or covenants hereunder.  No action shall have been taken by the FCC or other Governmental Authority that is pending as of the Closing Date with respect to the FCC Consent that makes illegal, restrains, or prohibits the consummation of the transactions contemplated hereby.

(d)                                 Governmental Authorizations.  On the Closing Date, the applicable Sellers shall be the holders of the FCC Licenses.  All of such FCC Licenses (i) shall be in full force and effect, and (ii) shall contain no adverse modifications of the terms thereof in effect on the date of this Agreement (other than modifications generally applicable to such FCC Licenses of the same type or service).  Except for proceedings that affect the broadcast television industry generally, no proceedings shall be pending or overtly threatened by or before the FCC against Sellers that are reasonably likely to result in the revocation, cancellation, suspension or adverse modification or non-renewal of such FCC Licenses.

(e)                                Consents.  The consents required under the Fox Affiliation Agreement (subject to Schedule 6.15 of the BlueStone Purchase Agreement)  shall have been obtained; provided, that such consents shall be deemed to have been obtained if SBG has achieved the results referenced in Schedule 6.15 to the BlueStone Purchase Agreement, or, if such results have not been obtained, if the current Station Affiliation Agreement with respect to the Station is renewed or extended with Fox in the form of the then current standard form of Fox affiliation agreement, and accompanied by all consents required under the Station Affiliation Agreement, as so renewed or extended, to assign such agreement to Aurora.

(f)                                    Deliveries.  Sellers shall have made or stand willing to make all the deliveries to Aurora described in Section 8.2.

(g)                                 Absence of Proceedings.  No injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction shall be in effect enjoining or preventing consummation of the transactions contemplated by this Agreement.

7.2.                              Conditions to Obligations of Sellers.  All obligations of Sellers at the Closing hereunder are subject, at Sellers’ option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)                                  Representations and Warranties.  All representations and warranties of Aurora contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).

(b)                                 Covenants and Conditions.  Aurora shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  FCC Consent.  The FCC Consent shall have been granted.

(d)                                 Deliveries.  Aurora shall have made or stand willing to make all the deliveries described in Section 8.3.

SECTION 8:  CLOSING AND CLOSING DELIVERIES

8.1.                              Closing.

(a)                                  Closing Date.

(i)                                     Except as provided below in this Section 8.1 or as otherwise agreed to by Aurora and Sellers, the Closing hereunder shall be held on a date specified by Aurora on at least five (5) days written notice that is not earlier than the first business day after or later than ten (10) business days after the date on which all of the conditions to Closing have been satisfied or waived.

(ii)                                  If any event occurs that prevents signal transmission by the Station in the normal and usual manner and Sellers cannot restore the normal and usual transmission before the date on which the Closing would otherwise occur pursuant to this Section 8.1(a), and this Agreement has not been terminated by Aurora under Section 9, Sellers shall diligently take such action as reasonably necessary to restore such transmission, and the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1(c)) to allow Sellers to restore the normal and usual transmission for the Station.  If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be five (5) days after notice by Sellers to Aurora that transmission has been restored.

(iii)                               If there is in effect on the date on which the Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1(c)), when such judgment, decree, or order no longer prevents or makes unlawful such Closing.  If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be five (5) days after such closing is no longer unlawful.

(b)                                 Closing Place. The Closing shall be held at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, or any other place that is mutually agreed upon by Aurora and Sellers.

8.2.                              Deliveries by Sellers.  Prior to or on the Closing Date, Sellers shall deliver to Aurora the following, in form and substance reasonably satisfactory to Aurora and its counsel:

(a)                                  Conveyancing Documents.  Duly executed deeds in form and quality equivalent to the deeds by which Sellers obtained title, bills of sale, assignments, and other transfer documents that are sufficient to vest good and marketable title to the WEMT License Assets being transferred at the Closing in the name of Aurora, free and clear of all Liens except for Permitted Encumbrances, including the following:

(i)                                     Assignment and Assumption of Contracts in the form attached hereto as Exhibit A;

(ii)                                  Assignment and Assumption of Intangibles in the form attached hereto as Exhibit B;

(iii)                               Assignment of FCC Licenses in the form attached hereto as Exhibit D.

(b)                                 Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Sellers, certifying:  (i) that the representations and warranties of Sellers contained in this Agreement are true and complete as of the Closing Date as though made on and as of that date (except for representations and warranties that state that they are accurate as of the Effective Date or speak as of a specific date or time, which need only be true and complete as of such date or time), except to the extent that the failure of such representations and warranties shall not have had a Material Adverse Effect, and (ii) that Sellers have in all respects performed and complied with all of their obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to such Closing Date, except to the extent that the failure to perform such covenants shall not have had a Material Adverse Effect.

(c)                                  Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by each of the Sellers’ secretaries, members, partners, or designees, as the case may be: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Sellers’ Board of Directors and shareholders (if required) (or by the general partner in the case of a partnership or by the members in the case of a limited liability company), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the Articles of Incorporation and Bylaws (or other organizational documents) of Sellers.

(d)                                 Good Standing Certificates.  To the extent available from the applicable jurisdictions and to the extent applicable to the Station, certificates as to the formation and/or good standing of Sellers issued by the appropriate Governmental Authorities in the states of organization and each jurisdiction in which Sellers are qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days to the Closing Date.

(e)                                  United States Real Property Interest Certificates.  Sellers shall have executed and delivered to Aurora certificates of non foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).

(f)                                    Other Documents.  Such other documents reasonably requested by Aurora or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby, including a release of any Liens encumbering the WEMT License Assets (other than Permitted Encumbrances).

8.3.                              Deliveries by Aurora.  Prior to or on the Closing Date, Aurora shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a)                                  Payment.  The payment of the Purchase Price as described in Section 2.4.

(b)                                 Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of an officer of the Aurora, certifying (i) that the representations and warranties of Aurora contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (ii) that Aurora has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with, on, or prior to the Closing Date.

(c)                                  Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Aurora’s Secretary:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Aurora’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Aurora’s Certificate of Incorporation and Bylaws.

(d)                                 Assumption Agreements.  Appropriate assumption agreements executed by Aurora pursuant to which Aurora shall assume and undertake to perform Sellers’ obligations and liabilities to the extent provided under this Agreement, including, without limitation, the following:

(i)                                     Assignment and Assumption of Contracts in the form attached hereto as Exhibit A;

(ii)                                  Assignment and Assumption of Intangibles in the form attached hereto as Exhibit B;

(iii)                               Assignment of the Tower Space Lease Agreement in the form attached as Exhibit C;

(iv)                              Assignment of FCC Licenses in the form attached hereto as Exhibit D.

(e)                                  Good Standing Certificates.  To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Aurora issued by the appropriate governmental authorities in the state of organization and each jurisdiction in which

Aurora is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date.

(f)                                    Other Documents.  Such other documents reasonably requested by Sellers or their counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

SECTION 9:  TERMINATION

9.1.                              Termination by Mutual Consent.  This Agreement may be terminated at any time prior to Closing by the mutual consent of the parties.

9.2.                              Termination by Sellers.  On or after the third anniversary of the Effective Date (the “Outside Date”), so long as Sellers are not in material default hereunder on the date of any such termination, this Agreement may be terminated by Sellers and the sale and transfer of the WEMT License Assets abandoned, unless prior to such third anniversary Aurora shall have made a payment of $700,000 to Sellers (the “Extension Payment”); provided, however, if the License Renewal shall not have been granted and become a Final Action prior to such third anniversary, Sellers’ termination right under this Section 9.2 shall not become effective until the 90th day after the License Renewal (unless prior to such 90th day Aurora shall have made the Extension Payment to Sellers).

9.3.                              Termination by Aurora.  This Agreement may be terminated by Aurora and the sale and transfer of the WEMT License Assets abandoned, so long as Aurora is not then in material default hereunder, upon written notice to Sellers:

(a)                                  if Sellers shall default in the performance of their obligations under this Agreement in any material respect and such default is not cured within sixty (60) days after written notice to Sellers thereof (or within such longer period as may reasonably  be required to cure if such default is not reasonably capable of being cured within such sixty (60) days and Sellers shall have diligently begun working to cure such default within such sixty (60) say period); or

(b)                                 upon ninety (90) days written notice to Sellers, if on the Outside Date or at any time thereafter, the Closing has not occurred and failure of Closing to have occurred is due to the failure to obtain the License Renewal.

9.4                                 Rights on Termination.  If this Agreement is terminated by Aurora in accordance with the provisions of Section 9.3 above, Aurora shall have all rights and remedies available at law or equity, including its rights to indemnification pursuant to Section 10 hereof and the remedy of specific performance described in Section 11.10 below.  If this Agreement is terminated by Sellers in accordance with provisions of Section 9.2 above, Sellers shall have all rights and remedies available at law or equity, including their rights to indemnification pursuant to Section 10 below.

9.5                                 Attorneys’ Fees.  In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

9.6                                 Survival.  Notwithstanding the termination of this Agreement pursuant to this Section 9, the obligations of Aurora and Sellers set forth in Sections 6.3, 6.4, Section 9, Section 10, and Section 11 shall survive such termination, and the parties hereto shall have any and all rights and remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

SECTION 10:  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; CERTAIN REMEDIES

10.1.                        Survival of Representations.  All representations and warranties, covenants, and agreements of Sellers and Aurora contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent:  (a) representations made in Sections 3.1, 3.3, 3.15, 3.19, 4.1, 4.3, 4.4 , 4.7 and 4.8 shall survive for a period of twelve (12) months after the Closing Date (except Section 3.15 is excluded if the Closing shall occur following the first anniversary of the Effective Date); (b) all other representations and warranties shall survive for a period of twelve (12) months after the Effective Date; (c) except as otherwise provided herein, the covenants and agreements which, by their terms, survive the Closing shall continue in full force and effect until fully discharged; (d) Sellers’ obligation to pay, perform or discharge the Retained Liabilities shall survive the Closing until such Retained Liabilities have been paid, performed or discharged in full by Sellers; and (e) any representation, warranty, covenant, or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 10.1 shall survive with respect to such claim or dispute until the final resolution thereof; provided that the covenants and agreements set forth in Section 6.3 (Confidentiality), Section 6.4 (Cooperation), Section 6.6 (Purchase Price Allocation), Section 6.7 (Books and Records), Section 6.8 (FCC Employees), Section 11.1 (Fees and Expenses), Section 11.2 (Notices), and Section 11.3 (Benefit and Binding Effect) shall survive the Closing for the period provided therein or, if no period is specified, in perpetuity.  Notwithstanding the foregoing, the representations and warranties with respect to Section 3.2, 3.9, 3.11 and 4.2 shall survive until expiration of the applicable statute of limitations and Section 3.16 shall survive for two (2) years following the Effective Date.

10.2.                        Indemnification by Sellers.  After the Closing, but subject to Sections 10.1 and 10.5, Sellers hereby jointly and severally agree to indemnify and hold Aurora harmless from and against and with respect to and shall reimburse Aurora for:

(a)                                  any Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Aurora under this Agreement (without giving effect to any update or supplement to the Schedules pursuant to Section 6.11);

(b)                                 any and all obligations of Sellers not assumed by Aurora pursuant to this Agreement, including the Retained Liabilities;

(c)                                  any Loss arising out of or resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the WEMT License Assets; and

(d)                                 any and all obligations or Loss arising out of or resulting from the operation or ownership of the Station prior to the Closing (except any losses, liabilities, or damages that were caused or incurred by, or as a result of, BlueStone under the JSA), including any liabilities arising under the FCC Licenses or the Assumed Contracts to the extent that they relate to events occurring prior to the Closing Date.

10.3.                        Indemnification by Aurora.  After the Closing, but subject to Sections 10.1 and 10.5, Aurora hereby agrees to indemnify and hold Sellers harmless against and with respect to and shall reimburse Sellers for:

(a)                                  any and all Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Aurora contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement;

(b)                                 any and all obligations of Sellers assumed by Aurora pursuant to this Agreement;

(c)                                  any and all Assumed Liabilities; and

(d)                                 any and all obligations or Loss arising out of or resulting from the operation or ownership of the Station after the Closing.

10.4.                        Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)                                  The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim (to the extent known or reasonably available to the Claimant), the amount thereof, estimated in good faith, all with reasonably particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred.  If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit, or proceeding was given to Claimant, provided, however, that the failure or delay of the Claimant to provide such notice (or other required deliveries) shall not release the Indemnifying Party from any of its obligations under this Section 10 unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

(b)                                 With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)                                  With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party, provided, however, that Indemnifying Party may not assume control of the defense unless it affirms in writing its obligation to indemnify Claimant for any damages incurred by Claimant with respect to such third-party claim.  If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, then (i) the Indemnifying Party shall be required to conduct the defense of the Third Party Claim diligently and in good faith, (ii) the Claimant shall have the right to participate in the defense of such claim at its own expense and shall not settle or compromise the Third Party Claim and (iii) the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of the Third Party Claim without the consent of the Claimant if the judgment or settlement results only in the payment by the Indemnifying Party of the full amount of money damages and includes a release of the Claimant from any and all liability thereunder.  The Indemnifying Party may not settle any claim that would reasonably be expected to have an adverse effect on the Claimant without the Claimant’s written consent.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

(d)                                 If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)                                  The indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the members, partners, shareholders, officers, directors, employees, representatives, successors and assigns and affiliated entities of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

10.5.                        Certain Limitations.

(a)                                  Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, unless notice of the claim is given within the relevant survival period specified in Section 10.1.

(b)                                 Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, and except with respect to Aurora’s Loss attributable to matters described in Section 10.2(b), Sellers shall not be liable to Aurora in respect of any indemnification hereunder except to the extent that (i) the aggregate amount of Aurora’s Loss (together with any Loss suffered by

BlueStone under the BlueStone Purchase Agreement) exceeds Seventy Five Thousand Dollars ($75,000.00) (the “Threshold Amount”) (and then only to the extent such Loss exceeds the Threshold Amount); provided that all materiality qualifications in the representations and warranties of an Indemnifying Party with respect to which the other party as Claimant shall claim Loss shall be disregarded solely for purposes of determining the occurrence of any untrue representation or breach of warranty and the amount of Loss to be counted towards the Threshold Amount; and provided, further, that the foregoing shall not apply to any amounts owed in connection with the Purchase Price.

(c)                                  Notwithstanding anything in this Agreement to the contrary, in the absence of fraud, and except with respect to Aurora’s Loss attributable to matters described in Section 10.2(b), Sellers shall be liable to indemnify Aurora hereunder  only to the extent the aggregate amount of Aurora’s Loss (together with any loss suffered by BlueStone under the BlueStone Purchase Agreement) in excess of the Threshold Amount is less (in the aggregate) than One Million Dollars ($1,000,000.00) (the “Indemnity Cap”).

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall a party be entitled to indemnification for such party’s incidental, special, exemplary or punitive damages, regardless of the theory of recovery.  Each party hereto agrees to use reasonable efforts to mitigate any losses, which form the basis for any claim for indemnification hereunder.

(e)                                  Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Threshold Amount or the Indemnity Cap apply to (i) breaches of Sellers’ representations and warranties contained in Sections 3.2 (Authorization and Binding Obligation), 3.9 (Title to Properties), 3.11 (Taxes), and 3.19 (Broker); or (ii) Sellers’ obligations with respect to any Excluded Assets or Retained Liabilities.

(f)                                    In the event that Aurora, as Indemnifying Party, shall be obligated to pay any Loss hereunder with respect to any indemnity claim by Sellers, as Claimant, and BlueStone shall be obligated to pay or shall have paid a Performance Penalty pursuant to the JSA (and as defined therein) with respect to the events giving rise to such Loss, then the amount of such Loss payable by Aurora shall be reduced by and to the extent of the amount of the Performance Penalty paid to Sellers less any separate damages payable to Sellers with respect to such events pursuant to the JSA.

(g)                                 Neither Aurora nor Sellers as Claimant shall be entitled to indemnity pursuant to Sections 10.2 or 10.3, as the case may be, from the other party as Indemnifying Party with respect to such Indemnifying Party’s breach of any of its representations, warranties, covenants or agreements contained herein to the extent that the inaccuracy of any such representation, or the breach of any such warranty, covenant or agreement is caused by any breach by or failure of Claimant or its employees or agents in performing or complying with Claimant’s obligations, covenants and agreements set forth in the JSA.  Additionally, Aurora shall not be entitled to indemnity with respect to any Loss caused by, or a result of the actions of, BlueStone under the JSA.

10.6.                        Tax Treatment of Indemnity Payments.  Aurora and Sellers agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

SECTION 11:  MISCELLANEOUS

11.1.                        Fees and Expenses; Transfer Taxes.

(a)                                  Aurora and Sellers shall each pay one-half (1/2) of any fees charged by the FCC in connection with obtaining the FCC Consent.

(b)                                 Aurora and Sellers shall each pay one-half (1/2) of any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity (other than income, sale, use and transfer Taxes, which shall be the responsibility of Sellers) on account of the transfer of the WEMT License Assets from Sellers to Aurora.

(c)                                  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

11.2.                        Notices.  All notices, demands, requests or other communications required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by overnight commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given and delivered on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

To Aurora:

Trumper Communications

900 Oakmont Lane

Suite 210

Westmont, IL 60559-1297

Attn:  Jeffrey Trumper

Telephone:  630-789-0090 x18

With a required copy to:

Leventhal Senter & Lerman  PLLC

2000 K Street, N.W.

Suite 600

Washington, D.C. 20006-1809

Attn:  Sally A. Buckman

Telephone:                                    202.416.6762

Facsimile:                                            202.293.7783

With a required copy to:

Edwards & Angell, LLP

2800 Financial Plaza

Providence, RI  02903

Attn:  Christopher Graham

Telephone:  (401) 274-9200

Facsimile:  (401) 276-6625

To Sellers:

c/o Sinclair Properties, LLC

10706 Beaver Dam Road

Hunt Valley, MD  21030

Attn:  President

Telephone:  (410) 568-1506

Facsimile:  (410) 568-1533

c/o WEMT Licensee, L.P.

10706 Beaver Dam Road

Hunt Valley, MD  21030

Attn:  President

Telephone:  (410) 568-1506

Facsimile:  (410) 568-1533

With a required copy to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, MD  21030

Attn:  General Counsel

Telephone:  (410) 568-1524

Facsimile:  (410) 568-1537

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3.                        Benefit and Binding Effect.  Aurora may not assign this Agreement to any other party without the consent of Sellers, which assignment, if consented to by the Sellers, shall not relieve Aurora of its obligations hereunder, provided that Aurora may assign its rights hereunder (but not its obligations) to a wholly-owned subsidiary of Aurora and Aurora may assign as collateral and grant a security interest in all of its right, title and interest under this Agreement

(but not its obligations) to its lenders providing the financing hereof.  Subject to Section 6.17, Sellers may assign, combine, merge, or consolidate among themselves and any Affiliate of Sellers so long as Sellers or their successors and assigns are bound by the terms and conditions of this Agreement in all respects as if such successors and assigns were original parties hereto, and such assignment, combination, merger, or consolidation does not have an adverse affect on Aurora or the FCC Consents or delay Final Order.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.4.                        Further Assurances.  The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

11.5.                        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

11.6.                        Entire Agreement.  This Agreement, the Schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement between Aurora and Sellers with respect to the subject matter of this Agreement.  This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties hereto.

11.7.                        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

11.8.                        Headings.  The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.9.                        Counterparts.  This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

11.10.                  Specific Performance.  Sellers and Aurora acknowledge that the WEMT License Assets, including the FCC Licenses, are of a special, unique, and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Sellers.  Accordingly, as an alternative to termination of this Agreement under Section 9.3, if Aurora is not  in material default hereunder, Aurora shall be entitled, in the event of Sellers’ breach, to enforce this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Sellers to fulfill their obligations under this Agreement.  Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Aurora’s right to recover damages and to pursue any other remedies available to Aurora for Sellers’ breach.  In any action to enforce specifically Sellers’ obligation to close the transactions contemplated by this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or in equity and any requirement that Aurora prove actual damages.

11.11.                  Purchased Assets.  Notwithstanding anything to the contrary contained herein, no asset owned by Sellers shall be transferred hereunder if said asset is transferred to BlueStone pursuant to the BlueStone Purchase Agreement.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Aurora and Sellers as of the date first written above.

AURORA BROADCASTING, INC.

By:	/s/ Jeffery E. Trumper
Name:		Jeffery E. Trumper
Title:	President

SINCLAIR PROPERTIES, LLC

By:	/s/ David B. Amy
	Name:	David B. Amy
	Title:	Executive Vice President and
Chief Financial Officer

WEMT LICENSEE L.P.

By:	Sinclair Properties II, LLC, its general partner

By:	/s/ David B. Amy
	Name:	David B. Amy
	Title:	Executive Vice President and
Chief Financial Officer

The undersigned hereby agrees to join as a Party to the foregoing Asset Purchase Agreement pursuant to Section 6.18:

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David B. Amy
Name:	David B. Amy
Title:	Executive Vice President and
Chief Financial Officer

The undersigned hereby agrees to join as a Party to the foregoing Asset Purchase Agreement pursuant to Section 6.19:

BLUESTONE TELEVISION, INC.

By:	/s/ John Grossi
Name:	John Grossi
Title:	Vice President and
Chief Financial Officer

Pursuant to Item 601(b)(2) of Regulation S-K, we have omitted the following schedules.  We will furnish supplementally any omitted schedule to the Securities and Exchange Commission upon request.

SCHEDULE 2.2 (i)	Excluded Contracts
SCHEDULE 3.1	Organization and Authority of Sellers
SCHEDULE 3.3	Absence of Conflicting Agreements; Consents
SCHEDULE 3.4	Governmental Licenses
SCHEDULE 3.4 (d)	Market Cable Systems
SCHEDULE 3.5	Real Property
SCHEDULE 3.6 (a)	Tangible Personal Property
SCHEDULE 3.6 (b)	Excluded Tangible Personal Property
SCHEDULE 3.7	Contracts
SCHEDULE 3.7A	Contracts
SCHEDULE 3.8	Intangibles
SCHEDULE 3.10	Financial statements
SCHEDULE 3.11	Taxes
SCHEDULE 3.12	Insurance
SCHEDULE 3.14	Personnel and Employee Benefits
SCHEDULE 3.14 (g)	Labor Relations
SCHEDULE 3.15	Claims and Legal Actions
SCHEDULE 3.16	Environmental Compliance
SCHEDULE 3.18	Absence of Certain Changes or Events
SCHEDULE 3.20	Transactions with Affiliates
SCHEDULE 6.8 (a)	Employee Matters